Exhibit 2.3

This is a free translation of the Form of Unit Deposit Agreement, among BR Advisory Partners Participações S.A., Itaú Corretora, as Unit Depositary, and the owners and holders from time to time of units issued thereunder. Due to the complexities of language translation, translations are not always precise. If there is any inconsistency or ambiguity between the English version and the Portuguese version of this agreement, the Portuguese version shall prevail.

SOLUTIONS FOR THE CAPITAL MARKET
CONTRACT FOR THE PROVISION OF SERVICES ISSUING AND BOOKKEEPING OF UNITS AND CUSTODY OF BALLAST SHARES ID 2194

THE COMPANY S.A. (“ITAUCOR”)		CNPJ 61.194.353/0001-64
Address Avenida Brigadeiro Faria Lima, 3.500, 3rd floor	City Sao Paulo	State SP	Zip Code 04538-132

THE COMPANY S.A. (“ITAUCOR”)		CNPJ 10.739.356/0001-03
Address Av. Brigadeiro Faria Lima, 3.355, 26th floor, Itaim Bibi	City Sao Paulo	State SP	Zip Code 04538-133

Whereas:

(a)	ITAUCOR is duly authorized to provide services for issuing and bookkeeping of stock deposit certificates (“UNITS”) and custody of shares;

(b)	the CLIENT is authorized by the Securities and Exchange Commission (“CVM”) to issue shares, and its corporate status (“Bylaws”) provides for the possibility of sponsoring the issuance of UNITS, being able to perform all acts provided for in this contract and in the current legislation;

(c)	the CLIENT wishes to contract ITAUCOR to provide the services of issuance and bookkeeping of UNITS, as well as custody of shares that serve as ballast of UNITS, in accordance with the Bylaws and in accordance with the legislation in force;

the parties contract what follows.

1.	OBJECT

1.1	ITAUCOR will provide to THE CLIENT the services of (i) custody of multiples of shares, which constitute the basis of UNITS; (ii) issuing and bookkeeping of UNITS; and (iii) administration of systems for the custody of multiple shares and identification of UNITS holders issued (“services”), pursuant to this contract and the Bylaws.

1.1.1.	EACH Unit will represent 1 (one) ordinary share and 2 (two) preferred shares issued by THE CLIENT.

1.1.2.	The issuance of UNITS is conditional on the prior delivery, by THE CLIENT’s shareholders to ITAUCOR, of sets of 1 (one) ordinary share and 2 (two) preferred shares, considering each set a “Multiple Shares” for deposit, under the terms of the legislation in force.

1.2	The services are specified in Annex I to this contract.

2.	OPERATIONAL PROCEDURES

2.1	MANDATE - The CLIENT gives ITAUCOR special powers to, on his behalf, practice all the acts necessary for the execution of THE services, including those related to the signing of opening and closing of Social Books and representation before the organs of SINREM (National System of Trade Registration).

2.2	FORM - UNITS will have the nominative form and will be maintained under the scriptural system by ITAUCOR.

2.3	ISSUANCE - UNITS will be issued upon specific request from the holder of multiples of shares, through the delivery of multiple shares to ITAUCOR in deposit, subject to the provisions of this contract and the Bylaws, as well as the deliberations of THE Board of Directors of THE CLIENT.

2.3.1.	For the delivery of multiple shares and issuance of UNITS, the contracting parties, the holders of shares of THE CLIENT and the other intermediaries involved must comply with the provisions of this contract and the Bylaws, as well as the deliberations of THE CLIENT’s Board of Directors.

2.3.2.	The CLIENT undertakes to give knowledge of the procedures for the delivery of multiple shares, issuance and cancellation of UNITS established in these documents to the entire market, including custodial agents and securities brokerage.

2.4	BOOKKEEPING - UNITS may be held in custody account on the Stock Exchange of Goods and Futures and/or central depositary linked to it (“BM&F Bovespa”) or may be released in the registration book of UNITS (“ UNITS Registration Book”), on behalf of its holders.

2.4.1.	ITAUCOR will make the total quantities of UNITS on behalf of its holders included in the UNITS Registration Book.

2.4.2.	The UNITS Registration Book will record the total amount of UNITS, as well as the changes arising from corporate events, such as emissions, cancellations, developments, groups, rescues, bonuses, among others.

2.4.3.	ITAUCOR will perform the daily reconciliation of the multiple shares delivered for custody with the total amount of UNITS issued and registered in the UNITS Registration Book.

2.5	PROPERTY — The ownership of UNITS shall be presumed to be in accordance with the statement to be provided by BM&F Bovespa or by the registration in a deposit account, opened on behalf of its holders in the UNITS Registration Book.

2.6	RIGHTS CONFERRED BY UNITS - UNITS will grant its holders the same rights and advantages as each of the shares that Ihe serve as ballast, held by ITAUCOR.

2.6.1.	Right of Preference — The holders of UNITS shall be assured of the exercise of the right of preference, as well as the right to freely dispose of this right for THE subscription of securities that may be issued by THE CLIENT and which confer that right.

2.6.1.1	In the event of exercising the right of preference for the subscription of shares issued by THE CLIENT, ITAUCOR will credit new UNITS in the UNITS Records Book, on behalf of its holders, in order to reflect the new amount of multiple shares deposited in the Program account, as per item 3.2 of this agreement.

2.6.1.2	Insufficient shares to form a multiple of shares and, therefore, that are not able to constitute at least one Unit, will be credited directly to shareholders, without issuing UNIT.

2.6.1.3	In the event of the exercise of THE right of preference for THE subscription of other securities issued by THE CLIENT, there will be no issuance of UNITS.

2.6.1.4	THE CLIENT undertakes to give knowledge to the market, custody agents and stock brokers regarding the provisions relating to the exercise of the right of preference dealt with in the previous sub-items.

2.6.2.	Bonus in Action and Deployment - In the event of a bonus or split of shares issued by THE CLIENT, ITAUCOR will credit new UNITS:

(a)	Through an institution indicated by THE CLIENT, in the BM&F Bovespa account, in order to reflect the new amount of multiple shares deposited in the Program account, and BM&F Bovespa will make the credit of the new UNITS in favor of the respective holders. The actions insufficient to form a multiple of shares and, therefore, that are not liable to constitute at least ONE Unit, will be credited to BM&F Bovespa, without the issuance of UNITS, and BM&F Bovespa will credit these shares to the respective holders of UNITS;

(b)	In the account of the holders of UNITS, in order to reflect the new amount of multiples of shares deposited in the account of the Program. Insufficient actions to form a multiple of shares and, therefore, that are not possible to constitute at least one Unit, will be credited by ITAUCOR in the account of the respective holders of UNITS.

2.6.3.	Group - In the case of grouping shares issued by THE CLIENT, ITAUCOR will deduct the Program account, performing the automatic cancellation of UNITS, in sufficient number to reflect the new amount of multiple shares deposited in the Program account.

2.6.3.1	Once grouped, insufficient shares to form a multiple of shares and therefore that are not able to constitute at least ONE Unit will be credited directly to shareholders.

2.6.4.	Spin-off, merger and merger — UNITS holders will be entitled to receive shares arising from spin-off, merger or merger that may be decided by THE CLIENT.

2.6.4.1	ITAUCOR will arrange the records in order to reflect the new number of shares held by UNITS holders.

2.6.5.	Other rights of UNITS holders — Other rights of UNITS holders that affect the number of multiples of shares, UNITS, or bring consequences not provided for in this contract, shall be disciplined according to the corporate act that approves them or by agreement between THE CLIENT and ITAUCOR.

2.7	CUSTODY — UNITS may be kept in account at BM&F Bovespa or in account of the deposit of UNITS on behalf of their respective holders before ITAUCOR, according to the conditions set out in Annex I.

2.8	CANCELLATION — In addition to the hypothesis of automatic adjustment of the number of UNITS to the multiple shares deposited in the Program account, resulting from corporate events, the holder of UNITS may request the total or partial cancellation of its UNITS, upon specific request in this regard, through the delivery of UNITS to ITAUCOR, observing the provisions of this contract, its Annex I and the Bylaws, as well as the deliberations of the Board of Directors of THE CLIENT.

2.8.1.	In the following cases, the Board of Directors of THE CLIENT may suspend, for a specified period, the possibility of cancellation of UNITS, provided that this possibility is provided for in the Bylaws:

(a)	Notice by the CLIENT of the possibility of its shareholders requesting the conversion of shares, and in this case, the suspension period may not exceed sixty (60) days; and

(b)	Beginning of public supply of primary and/or secondary distribution of shares and/or UNITS, in the local and/or international market, and in this case, the suspension period may not exceed thirty (30) days.

3.	DELIVERY OF MULTIPLES OF SHARES AND/OR UNITS TO ITAUCOR AND CUSTODY OF MULTIPLES OF SHARES

3.1	The holders of shares of the CLIENT who wish to participate in the Program must make prior specific request and expressed in this sense, through the delivery to ITAUCOR of the multiples of shares that will serve as ballast for the issuance of UNITS.

3.2	The Multiples of shares shall be deposited with ITAUCOR, as per Annex I (“Program Account”).

3.3	The Multiples of shares deposited in the Program account will be blocked on behalf of ITAUCOR, as custodian of the multiples of shares that serve as ballast for the issuance of UNITS under the respective Program.

3.4	The UNITS holders who wish to cancel all or part of their UNITS shall make prior specific and express request in this regard, by delivery to ITAUCOR of part or all of their UNITS that they wish to cancel.

3.5	The UNITS to be canceled must be deposited in the Program account.

3.6	All UNITS deposited in the Program account will be canceled in the “ UNITS Registration Book”, with the consequent return of the multiples of shares to the respective shareholders.

4.	OPERATIONAL PROCEDURES AND RESTRICTIONS REGARDING THE DELIVERY OF MULTIPLES OF SHARES, THE ISSUANCE, CANCELLATION AND REFUND OF MULTIPLES OF SHARES

4.1	The operational procedures covered by this item are defined in Annex I of this contract and must be observed by all persons and institutions involved in the issuance or cancellation of UNITS, committing the customer to give knowledge of these terms to the market and the institutions involved, notably the custodial agents and the Valuable Brokers.

5.	COMMUNICATION BETWEEN THE PARTIES

5.1	Oral and written communication between ITAUCOR and THE CLIENT will be made exclusively through the persons indicated and authorized by them, in writing.

5.2	The parties may use as a means of communication message via swift, facsimile, e-mail, letter, or electronic mail.

5.2.1.	The parties shall keep records and archives of understandings and correspondence between their representatives concerning the performance of this agreement.

6.	OBLIGATIONS OF ITAUCOR

6.1	ITAUCOR undertakes to:

6.1.1.	Strictly observe the instructions given by THE CLIENT and adopt, in the performance of their duties and in the performance of their duties, the professional principles and standards of diligence, prudence and expertise for the performance of THE SERVICES;

6.1.2.	Correctly issue UNITS, according to the multiple shares deposited in the Program account;

6.1.3.	Maintain adequate registration records of UNITS holders, according to data that Ihe is provided by THE CLIENT and the holders of the assets themselves, except that, in the case of UNITS subject to centralized deposit, the registration of the holders will be carried out by the responsible participant in accordance with the rules of the respective depositary central;

6.1.4.	To respond for acts or omissions that Ihe is proven to be imputed and which are proven to cause the deterioration or the loss of UNITS.

6.2	ITAUCOR shall not be responsible for:

6.2.1.	Due to the possible damages suffered by THE CLIENT, nor by third parties, nor by any questions, in administrative, judicial or extrajudicial spheres, including commercial, civil or tax order due to the maintenance of incorrect, inaccurate or outdated registration records for reason attributable to THE client, to the central depositary, custodians (agents of custody) or to the holders of UNITS;

6.2.2.	Due to the possible damages suffered by THE CLIENT, or by third parties, for reasons attributable to THE CLIENT, the central depositary, custodian (agents of custody) or the holders of UNITS, such as, for example, lack of updating or accuracy of the registration data received;

6.2.3.	The failure to perform THE SERVICES, in whole or in part, resulting from the lack, delay or quality performance of the information that must be provided by the CLIENT or by third parties, including the central depositary, and THE CLIENT must act in a timely manner with them in order to ensure the receipt of the information by ITAUCOR;

6.2.4.	By any act of THE CLIENT and/or of the holders of the shares that serve as a ballast of UNITS that may be interpreted by the competent authorities as an infringement of the current legislation on THE prevention of money laundering crimes, even if carried out through THE SERVICES;

6.2.5.	The content of the information provided by THE CLIENT to ITAUCOR.

6.3	In accordance with the provisions of clause 6.4.6, ITAUCOR shall forward to THE CLIENT, as soon as possible, as detailed in Annex I, the information that Ihe is made available by BM&F Bovespa, among which:

(a)	Reason for the name of the holders of UNITS and the gross, net and income tax withheld at source, relating to the payment of dividends, interest on equity and/or cash bonus, if any;

(b)	list of the total gross, net and income tax withheld at source, relating to the payment of dividends, interest on equity and/or cash bonus, according to the periodicity required by tax legislation; and

(c)	Relationship or magnetic tape, annually, with the name of the holders of UNITS, the gross, net and the income tax withheld at source, referring to the payment of dividends, interest on equity and/or cash bonus.

6.4	ITAUCOR will transfer the resources that Ihe is delivered by THE CLIENT, relating to the distribution of dividends, the payment of interest on equity, the subsidies and/or other pecuniary rights of UNITS holders (“Resources”).

6.4.1.	The CLIENT will not, in any event, transfer the aforementioned resources directly to BM&F Bovespa, and ITAUCOR shall receive them from THE CLIENT and transfer them to BM&F Bovespa, through the institution appointed by THE CLIENT, observing sub-item 6.4.3 below.

6.4.2.	As soon as BM&F Bovespa receives the resources arising from the distribution of dividends, interest on equity and/or subsidies, it will transfer such resources to the custodial agents of UNITS holders, who, in turn, will pay the holders of UNITS.

6.4.3.	The CUSTOMER, at its discretion, may indicate to ITAUCOR and BM&F Bovespa the holders of UNITS whose payment of resources the CLIENT wishes to make.

6.4.4.	In no event will ITAUCOR send dividends, interest on equity and/or bonus abroad.

6.4.5.	In order for ITAUCOR to perform the financial settlement, THE CLIENT undertakes to, one (1) business day before the date of commencement of the payment of dividends, interest on equity or bonus, have sufficient balance in his current account, previously indicated, in order for ITAUCOR to carry out the debts related to the payment of these events.

6.4.5.1	In no event will ITAUCOR assume the debt relating to dividend payments, interest on equity or subsidies, nor will it advance or lend funds to THE CLIENT.

6.4.5.2	If, on the date determined for the financial settlement, there is not sufficient balance available on current account, ITAUCOR, through an institution indicated by it, shall inform BM&F Bovespa about it and shall not transfer resources on that day, assuming THE CLIENT, alone and in full, the burden arising.

6.4.6.	In the case of UNITS the object of centralized deposit, in relation to the payment of the credits arising from the ownership of UNITS, ITAUCOR will consider correct the amounts informed by THE respective depositary central not contested by THE CLIENT, including with respect to the taxes incident, applying the provisions of clause 7.1.13.

6.4.7.	In the event of exercising the right of preference by the holders of UNITS, the credits resulting from the corresponding payment will only be passed on by ITAUCOR to THE CLIENT on the 1st (first) business day following the effective payment and availability of the resources.

7.	OBLIGATIONS OF THE CUSTOMER

7.1	THE CLIENT undertakes to:

7.1.1.	Maintain ITAUCOR as the sole provider of THE SERVICES and provide ITAUCOR with all the information necessary to perform the activities currently established;

7.1.2.	Send to ITAUCOR the member of THE PROGRAM, copies of the Bylaws, the minutes of the Board of Directors of THE CLIENT and other data or documents that ITAUCOR may request so that THE execution of THE SERVICES can be possible;

7.1.2.1	The lack or incorrectness of these documents and information, under the terms and conditions requested, may render impossible the execution, in whole or in part, of THE SERVICES by ITAUCOR, which will not, under any circumstances, bear the resulting damages.

7.1.3.	To be fully responsible for the use, destination and custody of the information received from ITAUCOR as a result of THE services, compensating for any damages;

7.1.4.	On the date indicated in item 9.1, have a balance in the current account indicated there, so that ITAUCOR can request the debit related to its remuneration for THE SERVICES, and ITAUCOR is already authorized by THE CLIENT to order said debit in the account indicated;

7.1.5.	Keep ITAUCOR permanently informed about its deliberations related to THE SERVICES;

7.1.6.	During the term of this contract, do not practice or grant powers for third parties to perform acts related to THE SERVICES;

7.1.7.	Communicate to ITAUCOR, within forty-eight (48) hours, counted from the convocation of any deliberative body, the possibility of deliberation on corporate events affecting the services, as well as, immediately after its realization, communicate the decisions taken;

7.1.8.	Not to make publications that make reference to ITAUCOR or SERVICES without their knowledge, except for publications determined by the Corporation Law and the public offers of securities in which information on the provision of stock custody services should be included, issuing and bookkeeping of UNITS;

7.1.9.	Transfer to ITAUCOR, subject to the conditions set out in this contract, the amounts related to the payment of dividends distributions, interest on equity and/or subsidies; and

7.1.10.	To inform shareholders, holders of UNITS and intermediaries, such as custodial agents and securities brokers, regarding the procedures provided for in this Agreement, notably for the delivery of multiple shares, issuance and cancellation of UNITS and restitution of multiples of shares.

7.1.11.	Provide the identification and registration of UNITS holders in the form of the law, taking responsibility for such data and keeping records;

7.1.12.	Without prejudice to the provisions of item 7.4.11, keep at the disposal of UNITS holders who are not subject to centralized deposit, information on the possibility that they carry out, whenever necessary, registration update through the places of service provided by ITAUCOR, or attending any agency of Itau Unibanco, in order to make it feasible to pay THE proceeds by THE CLIENT under the terms set forth in this Agreement;

7.1.13.	Approve or request changes in the calculations of the amounts to which the holders of UNITS are entitled, up to the deadline established by BM&F Bovespa for confirmation of the payment of the credits, and failure to comply with this obligation will exempt ITAUCOR from liability for the payment of the credits;

7.1.14.	Answer in full and in isolation for the existence, regularity, origin and legitimacy of UNITS and any documents submitted and information provided to instruct their deposit in BM&F Bovespa, in accordance with the BM&F Bovespa manuals.

7.2	THE CLIENT declares to know the Operations Regulation of BM&F Bovespa, having THE CLIENT freely decided to hire ITAUCOR as issuing agent and writer of UNITS and custodian of the ballast shares.

8.	CONFIDENTIALITY

8.1	The parties, their officers, employees and representatives in any title shall maintain confidentiality with respect to all information they have access to under this contract (“CONFIDENTIAL INFORMATION”), during its execution and after its termination.

8.1.1.	Each Party shall limit access to CONFIDENTIAL INFORMATION to officials, contractors and representatives who effectively need to know it.

8.2	All documents, general, business, operational or other private data of the parties, their customers and persons or entities with whom they have relationship are considered CONFIDENTIAL INFORMATION for the purposes of this agreement. except only those that (i) are or become public domain without interference from any party; and (ii) are known to any party or its representatives prior to the commencement of negotiations resulting in this contract.

8.3	The parties may only disclose CONFIDENTIAL INFORMATION to third parties by prior written consent of the party who owns the information, except in the case of a public authority or due to a court order, in which case they will proceed as follows: (I) shall immediately notify the owner of CONFIDENTIAL INFORMATION regarding the order of the public authority or judge, unless the subpoena is sealed accordingly; and (ii) provide all information and subsidies that may be necessary for the holder of THE CONFIDENTIAL INFORMATION, at his discretion, to defend himself against the disclosure of any confidential information.

8.4	In addition to constituting a contractual infringement, the violation of the duty of confidentiality, including that committed by its employees, officers and representatives at any title, obliges the offending party to pay compensation for the damages caused to the owner of the information, without prejudice to continuing to comply, as appropriate, the duty of confidentiality.

9.	REMUNERATION

9.1	THE CLIENT shall pay ITAUCOR, for the provision of THE services, the remuneration indicated in Annex II, until the 10th day of the month following that of the provision of THE SERVICES.

9.2	Payment will be made by debit, already authorized, in the current account° n 08799 7-8781do, maintained by THE CLIENT at the Agency n° Itau Unibanco S.A.

10.	FINES AND INTEREST MORATÓRIOS

10.1	If it is not possible to debit the remuneration, pursuant to item 9.2 above, THE CLIENT, in default, will pay interest of 120/ (twelve percent) per year and a moratorium fine of 2o/ (two percent) on the amount of the debt, corrected, from the due date of the obligation to the effective payment, by the variation of the IGPM/FGV or, in its absence, the IGP-DI/FGV or, in the absence of both, the IPC/FIPE.

11.	REPAIR OF DAMAGE

11.1	The parties are obliged to respond for the repair of the damage caused to each other, or to third parties, related to the services under this contract.

11.2	The expenses and losses arising from convictions, fines, interest and other penalties imposed by laws, regulations or supervisory authorities in administrative or judicial proceedings, as well as the attorneys’ fees incurred in the respective defenses are included in the damages provided for in the previous clause.

11.3	The indemnity provided for in paragraph 11.1 above, when attributable to ITAUCOR, ficalimitated to the direct damage proven effectively caused in a willful or culpable manner by ITAUCOR and shall correspond, at most, to the total amount of remuneration to which ITAUCOR lives, pursuant to Annex II, in the last twelve (12) months prior to the time of compensation.

12.	DURATION

12.1	This contract shall enter into force on the date of its signature, but THE SERVICES shall be provided and remunerated upon receipt of the documents and information described in subsection 7.1.2.

12.2	This contract shall be in force for an indefinite period, and may be denounced, without charge, by any party, by written notice 30 (thirty) days in advance, without prejudice to the fact that ITAUCOR completes, if THE CLIENT so wishes, THE operations already initiated whose liquidation must occur after the end of the termination period.

12.3	The party denounced shall be entitled to waive the other party’s compliance with the notice period provided for in the previous sub-item.

13.	RESOLUTION

13.1	This contract may be settled, at the discretion of the innocent or impaired party, in the following cases:

(a)	if any party fails to comply with any obligation under this agreement and, after being notified in writing by the other party, leaves within five (5) days of receipt of the aforementioned notification, to correct its default and/or to pay the injured party any damages that are proven to be caused;

(b)	by simple prior notice, if any party suffers legitimate protest of securities, requests or for any other reason is under judicial recovery process;

(c)	regardless of notice, if the other party has decreed its bankruptcy or suffers liquidation or intervention, judicial or extrajudicial;

(d)	Oversight of law, regulation and/or instruction of the competent authorities, notably CVM and Central Bank, that prevent or modify the nature, terms or conditions of this contract; and

(e)	regardless of notice, if either party has revoked the regulatory authorization for the exercise of the activities provided for in this contract.

13.2	In any event of dissolution of this contract, in order to avoid any damage to THE client and the holders of UNITS, ITAUCOR will remain responsible for the maintenance of records in the UNITS Registry Book and other related services, for a period of ten (10) days after the end of this contract, subject to the provisions of sub-item 12.2 above.

14.	RESOLUTION OF PREVIOUS AGREEMENTS

14.1	This contract resolves and replaces the foregoing, as well as any additions thereto, concluded between the parties and whose object is the services.

15.	ASSIGNMENT

15.1	The assignment of rights and transfer of obligations arising from this contract shall be prohibited without the consent of the other Party, subject to the hypothesis that the parties give us wholly or partially the company belonging to its economic conglomerates and provided that the transferee is authorized by the regulatory bodies to carry out the activities arising from this contract.

16.	BRANDS

16.1	The parties may not use business names, trademarks, property titles, domain names, or other distinctive signs (“DISTINCTIVE Signs”) owned by either party, except by prior written permission of the owner of such intellectual property assets.

16.2	Notwithstanding the provisions of the previous sub-item, THE CLIENT, in a non-exclusive, free, irrevocable and irretrievable character , already authorizes ITAUCOR to use its DISTINCTIVE SIGNS, for the entire term of this contract, Brazil and outside it, in reports (of income and tax collection on the provision of services), statements (of shareholder and payment of invoices), proposals for services sent to third parties for the provision of services (indicating that THE CLIENT is a contractor of ITAUCOR) and other materials (“Materials”), without limitation on the quantity or number of impressions, print runs, emissions, reissues, editions, reissues, transmissions, retransmissions, disclosures and/or placements, which may be sent by ITAUCOR to UNITS holders, by physical, digital or electronic means, including through the Internet.

16.2.1.	The materials and reports indicated above will be made, developed and/or prepared by ITAUCOR, by itself or by third parties, at their expense, belonging to it exclusively.

16.2.2.	The CLIENT declares to have authorization to use or be the legitimate and exclusive holder of the DISTINCTIVE signs, and undertakes to provide ITAUCOR with its technical specifications, and must immediately communicate in writing to ITAUCOR any changes in its configuration.

17.	GENERAL PROVISIONS

17.1	Regardless of the cause and type of termination, this contract is terminated, ITAUCOR will transfer the registration records held by it to the new service provider , to be indicated by THE CLIENT.

17.2	The collection of taxes on this contract will be carried out by the party defined as taxpayer by the tax law, in the form established therein.

17.3	The CLIENT shall submit to ITAUCOR the documentation proving immunity or exemption received from UNITS holders under any of these conditions, and in the event of dissolution of this contract, these documents shall be returned to THE CLIENT, by protocol, for the appropriate arrangements and custody for the legal term.

17.4	ITAUCOR will communicate any act that it has practiced on behalf of THE CLIENT, making available to him a copy of the act practiced and any attachments for consultation and analysis, whenever THE CLIENT requests.

17.5	The Parties shall notify each other, if any, of the authorizations referred to in the preamble to this contract.

18.	TOLERANCE

18.1	The tolerance of one of the parties to the failure to comply with any obligation by the other party shall not mean a waiver of the right to demand the fulfillment of the obligation, no forgiveness, no alteration of what has been contracted here.

19.	FRIENDLY CONFLICT RESOLUTION

19.1	For the friendly solution of conflicts related to this contract, suggestions, complaints or requests for clarification may be directed to the commercial service, working days from 9 to 18h. If necessary, use SAC Itau 0800 728 0728, every day, 24h, or Contact Us (www.itau.com.br). If you wish to re-evaluate the solution presented after using these channels, use the Corporate Ombudsman Itau Unibanco 0800 570 0011, working days, from 9 to 18h, Caixa Postal° n 67,600 03162, CEP-03162-971. Hearing or speech impaired, working days, from 9 to 18h, 0800 722 1722.

20.	FORUM

20.1	The forum of the Comarca of the Capital of the State of Sao Paulo is elected.

This contract is signed in two (2) ways.

Sao Paulo, July 29 , 2020.

_____________________________________________________

THE COMPANY S.A.

__________________________________________________________________

BR ADVISORY PARTNERS PARTICIPATIONS S.A.

Witnesses:

1. _________________________________ Name: RG:	2. _________________________________ Name: RG:

SOLUTIONS FOR THE CAPITAL MARKET	CONTRACT FOR THE PROVISION OF SERVICES ISSUING AND BOOKKEEPING OF UNITS AND CUSTÓCGA DE BALLAST ACTIONS

ANNEX I - DETAIL OF SERVICES

1.	THE SERVICES to be provided by ITAUCOR include:

a)	Financial settlement before BM&F Bovespa, through an institution indicated by ITAUCOR and payments to be made in the accounts of UNITS holders before ITAUCOR, arising from dividend distributions, payment of interest on equity and/or cash bonus;

b)	Bonus of the ballast shares of UNITS and, consequently, UNITS;

c)	Subscription of new actions that will become ballast of new UNITS;

d)	Group and unfolding of ballast and, consequently, UNITS;

e)	Measures that are necessary as a result of division, incorporation and merger involving THE CLIENT, if they generate changes in the ballast actions and, consequently, of the UNITS;

f)	Bookkeeping and control of UNITS Registration Books;

g)	Accounting follow-up report and other data from UNITS;

h)	Elaboration of listing of UNITS holders with elements to meet the requirements of the Central Bank of Brazil, the Securities Commission, or the Stock Exchange, in relation to the positions of UNITS holders;

i)	Relationship of income paid to meet the requirements of the Federal Revenue;

j)	Service to the holders of UNITS of CLIENT issuance, to provide information and guidance; and

k)	all other services that fall to stock-keeping institutions (in relation to multiple shares) and to the issuing and writing institutions of stock deposit certificates, by law or regulation.

2.	PROGRAM ACCOUNT

2.1.	The multiples of shares and/or UNITS shall be delivered to ITAUCOR for issuance and/or cancellation of UNITS, as the case may be, by means of deposit in the ITAUCOR custody account or in the custody account maintained by an institution designated by it before BM&F Bovespa.

3.	SPECIFIC PROCEDURES TO BE ADOPTED BY CUSTODY AGENTS BEFORE BM&F BOVESPA

3.1.	RESTRICTIONS ON THE DELIVERY OF MULTIPLE SHARES AND THE ISSUANCE OF UNITS

3.1.1.	The delivery of multiples of shares and the issuance of corresponding UNITS shall comply with the following procedures:

a)	The custody agent will deposit the multiple shares in the Program account;

b)	The custodial agent will send ITAUCOR an electronic boleta or letter requesting the issuance of UNITS;

c)	ITAUCOR shall record in the UNITS Register Book the amount of UNITS corresponding to the number of multiple shares deposited by the custodial agent;

d)	ITAUCOR, through an institution designated by it, will send to BMF& Bovespa a message via swift or corresponding document, requesting the creation of UNITS;

e)	BMF& Bovespa will credit the corresponding UNITS to the Program account; and

f)	ITAUCOR will credit UNITS in the account of the respective holders of the shares.

3.1.2.	The delivery of multiples of shares and the issuance of UNITS are subject to the following restrictions:

a)	Only multiples of shares blocked in BM&F Bovespa and composed of shares issued by THE CLIENT, free of any charges, embargoes or bonds, may be subject to deposit in the Program account;

b)	Common and preferred shares deposited in the Program account that do not correspond to multiples of shares shall be disregarded for the purpose of issuance, in the Party where it is not possible to form multiples of shares and returned to the respective holder;

c)	In no event will ITAUCOR be able to issue UNITS prior to the deposit of multiple shares in the Program account;

d)	The issuance of UNITS may only be requested on the days when BM&F Bovespa is open for negotiation, following the procedure described in this contract; and

e)	It will not be possible to deliver multiple shares to ITAUCOR under the Program and issue by any other procedure not described in this agreement.

3.2.	RESTRICTIONS REGARDING THE CANCELLATION OF UNITS AND REFUND OF MULTIPLE SHARES

3.2.1.	The cancellation of UNITS and the consequent restitution of the multiples of corresponding shares shall comply with the following procedures:

a)	The custodian agent shall make the deposit of UNITS to be canceled in the Program account;

b)	Custody agent must send ITAUCOR an electronic boleta or letter requesting the cancellation of UNITS;

c)	BM&F Bovespa must debit the corresponding UNITS from the Program account and send to the institution designated by ITAUCOR a message via swift or corresponding document, informing the cancellation of UNITS;

d)	ITAUCOR shall cancel, in the UNITS Registration Book, the amount of UNITS deposited by the custodial agent in the Program account; and

e)	ITAUCOR shall credit the multiples of shares in the respective shareholders’ account.

3.2.2.	0 cancellation and subsequent restitution of the multiple corresponding shares shall be subject to the following restrictions:

a)	Only UNITS blocked before BM&F Bovespa and free of any charges, embargoes or charges may be subject to deposit in the Program account for cancellation;

b)	In no event will ITAUCOR cancel UNITS prior to receipt of the deposit of UNITS in the Program account, or if the cancellation of UNITS is suspended;

c)	In no event will ITAUCOR refund the multiples of shares before the cancellation of the corresponding UNITS;

d)	Cancellation of UNITS may only be requested on days when BM&F Bovespa is open for negotiation, following the procedure described in this contract; and

e)	It will not be possible to deliver UNITS to ITAUCOR under the Program and to cancel UNITS by any other procedure not described in this contract.

4.	SPECIFIC PROCEDURES TO BE ADOPTED OUTSIDE THE BM&F BOVESPA ENVIRONMENT

4.1.	RESTRICTIONS ON THE DELIVERY OF MULTIPLE SHARES AND THE ISSUANCE OF UNITS

4.1.1.	The delivery of multiples of shares and the issuance of corresponding UNITS shall comply with the following procedures:

a)	ITAUCOR will deposit the multiple shares in the Program account;

b)	The shareholder will send ITAUCOR a letter requesting the issuance of UNITS;

c)	ITAUCOR will create, in the UNITS Registration Book, the amount of UNITS corresponding to the number of multiples of shares held by the shareholder; and

d)	ITAUCOR will make the credit of UNITS in the account of the respective holders.

4.1.2.	The delivery of multiples of shares and the issuance of UNITS are subject to the following restrictions:

a)	Only multiples of shares composed of shares issued by THE CLIENT, free of any charges, embargoes or bonds, may be subject to deposit in the Program account;

b)	Common and preferred shares deposited in the Program account that do not correspond to multiples of shares shall be disregarded for the purpose of issuing, in the Party where it is not possible to form multiples of shares, and returned to the respective holder;

c)	In no event will ITAUCOR issue INITS prior to the deposit of the multiples of the shares in the Program account;

d)	The issuance of UNITS may only be requested on the days when BM&F Bovespa is open for trading;

e)	It will not be possible to deliver multiple shares to ITAUCOR under the Program; and

f)	issue by any other procedure not described in this contract.

4.2.	RESTRICTIONS REGARDING THE CANCELLATION OF UNITS AND REFUND OF MULTIPLE SHARES

4.2.1.	The cancellation of UNITS and the consequent restitution of the multiples of corresponding shares must comply with the following procedures:

a)	Shareholder will submit to ITAUCOR a transfer form of UNITS to the account provision of UNITS to be canceled after the credit of the shares in the investor’s account;

b)	The shareholder will send ITAUCOR a letter requesting the cancellation of UNITS;

c)	ITAUCOR will deduct the corresponding UNITS from the Program account;

d)	ITAUCOR will cancel, in the Units Registration Book, the amount of UNITS debited from the Program account; and

e)	ITAUCOR will credit the multiples of shares in the account of the respective shareholders.

4.2.2.	cancellation and the consequent refund of the corresponding multiple shares shall be subject to the following restrictions:

a)	Only UNITS free of any charges, embargoes or charges may be subject to deposit in the Program account for cancellation;

b)	In no event will ITAUCOR cancel prior to the deposit of UNITS in the Program account or if the cancellation of UNITS is suspended;

c)	In no event will ITAUCOR refund the multiples of shares before the cancellation of the corresponding UNITS;

d)	Cancellation may only be requested on days when BOVESPA is open for trading; and

e)	It will not be possible to deliver UNITS to ITAUCOR under the Program and to cancel by any other procedure not described in this agreement.

5.	ACCESS TO THE ITAUCOR WEBSITE BY THE CLIENT

5.1.	THE customer can access the information related to THE SERVICES through the https://www.itau.com.br/securitiesservices website (“website”), under the terms of the contract.

5.2.	ITAUCOR will provide THE CLIENT with access to THE WEBSITE to obtain the information related to THE SERVICES, through authentication through passwords certified to THE CLIENT, which is responsible for the confidentiality and control of its use.

5.2.1.	ITAUCOR will provide THE CLIENT with access passwords for the persons indicated by the client in its own document, without prejudice to THE responsibility of THE CLIENT for the use of these passwords.

5.2.2.	THE client must formally communicate to ITAUCOR any substitutions of the persons indicated by him.

5.3.	ITAUCOR is not responsible for the improper use or sharing of the access password, bearing THE CLIENT with the damages resulting therefrom.

5.4.	THE CLIENT declares that all electronic means of data transmission presents a risk of breach of privacy and integrity, including those made available as a result of this agreement, despite the diligence of ITAUCOR to adopt systems to minimize or prevent them, such as encryption.

5.5.	Any breaches of privacy and integrity in electronic means made available to THE CUSTOMER will be the responsibility of ITAUCOR when the breach occurs in the systems of this and THE CLIENT when the breach occurs in their respective systems.

6.	CUSTOMER INFORMATION

6.1.	ITAUCOR will make available to THE CUSTOMER, through THE website, the following information, insofar as it has been made available to ITAUCOR by the central depositary:

●	Daily list of UNITS holders and the gross, net and income tax withheld by THE CLIENT in relation to the payment of credits;

●	List of the total gross, net and income tax withheld by THE CLIENT, related to the payment of credits, according to the periodicity required by the tax legislation;

●	list of investors reflecting the total position of securities, including the analytical opening of investor positions held under the fiduciary ownership of the central depositary, where applicable;

●	report containing transfers of ownership in securities accounts;

●	relationship of the actual rights of enjoyment or guarantee, as well as other charges on the securities; and

●	report of calculations and payments of earnings made.

6.2.	In addition, ITAUCOR will make available to THE CLIENT, within five (5) business days, upon request, the relationship of UNITS holders who have exercised rights in relation to events incident on securities.

6.3.	The information available on THE website will be updated within two (2) business days of the respective event or fact that generates the need for updating, noting that in the case of events related to transactions subject to settlement period, the beginning of the term will occur at the time of the respective settlement.

6.4.	With regard to UNITS that are subject to centralized storage, the availability of information provided for in this item 6 will always be conditional on the provision of the corresponding information by the central depositaries.

7.	INFORMATION TO UNITS HOLDERS

7.1.	ITAUCOR will make available to UNITS holders, users and fiduciary owners, by sending by mail or using electronic means, when available, when available, the following documents:

●	Statement of the account of each holder of UNITS whenever there is movement or until the 10° (tenth) day of the month following the end of the month in which the movement occurs;

●	statement of securities accounts, when requested, provided that they relate to the current year;

●	notice of payment of rights;

●	Reports of receipt of credits and position would be held for the purposes of income tax declaration (“INCOME statement”);

●	Reports on events incident on UNITS, whenever requested;

7.2.	ITAUCOR will not provide the above documents related to UNITS holders in cases where they are subject to centralized deposit.

7.3.	ITAUCOR may also provide such documents in specific agencies, indicated below (places of service).

8.	Immunity or exemption of UNITS holders - THE CLIENT shall review the documentation supporting immunity or exemption from taxes eventually delivered by UNITS holders and inform ITAUCOR so that it can identify, in the case of UNITS that are not subject to centralized deposit, the amount of the credit to be distributed to the holders of UNITS. In the case of UNITS subject to centralized storage, THE CLIENT shall also be responsible for examining any documents and information relating to the condition of immunity or exemption which ITAUCOR may receive from the depositary or the principal of operations carried out therein. In this case, ITAUCOR will pass on to THE CLIENT such documents and information received from the depositary central, to THE extent that they are not sent by the depositary central directly to THE CLIENT.

9.	Calculation of rights due to UNITS holders - ITAUCOR will calculate the amounts of credits to which UNITS holders are entitled and inform THE CLIENT. This provision does not apply with respect to the payment of credits in the case of UNITS subject to centralized deposit, in which case the provisions of clause 6.4.6 of the Contract will be observed.

10.	PLACES OF SERVICE TO HOLDERS OF UNITS

10.1.	Holders of UNITS that are not subject to centralized deposit may attend any agency of Itau Unibanco S.A. to make the registration change.

10.2.	Holders of UNITS must attend the specialized securities agencies (“AEVMs”) to carry out transfer of shares, transfer order brokers (“OT”), blockages and endorsements and/or position consultation.

10.3.	The relationship of AEVMs and their addresses can be found on the Itau Securities Services web page at https://www.itau.com.br/securitiesservices.

Exclusive call center for investors

Phones can be found on the Itau Securities Services website on the internet at https://www.itau.com.br/securitiesservices

10.4.	ITAUCOR is provided to change the places of service, by written communication to THE CLIENT.

Sao Paulo, July 29, 2020.

THE COMPANY S.A.

BR ADVISORY PARTNERS PARTICIPATIONS S.A.

SOLUTIONS FOR THE CAPITAL MARKET	CONTRACT FOR THE PROVISION OF SERVICES ISSUING AND BOOKKEEPING OF UNITS AND CUSTÓCGA DE BALLAST ACTIONS

ANNEX II - COMPENSATION

1.	ITAUCOR will receive monthly remuneration from THE CLIENT for the services provided, multiplied by the values set out in the table below.

2.	The calculation of the remuneration shall be made according to the time used with the processing of data, the reports and forms provided, the payments made, as well as others that may be used in the achievement of the services, according to the said table.

3.	Additionally, a fixed and single fee will be charged for the implementation of data of UNITS holders in the ITAUCOR system.

4.	The values in the table will be updated annually, from the signing of this contract, by the variation of the IGPM/FGV or, in its absence, IPC/FI PE or, in its absence, IGP- DI/FGV.

5.	Monthly, ITAUCOR will collect the services performed and send invoice to THE CLIENT until the 4th (fourth) business day of the month following the expiration.

6.	Payment shall be made on the 10th day (ten) of each month following the provision of THE services, by debit to the current account indicated in clause 9.2 of the contract.

7.	Any delay in the payment of ITAUCOR remuneration will result in the penalty moratorium and other charges provided for in the contract.

8.	In the event that THE CUSTOMER fails to comply with the payment obligation provided for in this Annex II and, after being notified in writing by ITAUCOR, leave within five (5) days of receipt of the aforementioned notification, to correct its default, ITAUCOR may include the name of THE CLIENT in the register of default.

9.	Price table

Values in Reais (R$) - Bookkeeping and Units
Deployment cost (per contract*)	R$ 2,000.00
Fixed cost
Monthly (per contract*)	R$ 1,800.00
Monthly vote in distance	R$ 900.00
Stock custody Asset Ballasting on B3	Transfer of B3 asset custcglia rate
Monthly fee per shareholder and/or holder of Unit-Range
Up to 1,000 shareholders / holder of unit	R$ 1.75
From 1,001 to 5,000 shareholders / holder of unit	R$ 1.40
From 5,001 to 10,000 shareholders / holder of unit	R$ 1.20
From 10,001 to 30,000 shareholders / holder of unit	R$ 1.05
From 30,001 to 60,000 shareholders / holder of unit	R$ 0.85
Above 60,001 shareholders / holder of unit	R$ 0.66
Events and movements by shareholder and/or holder of Unit
Payment of dividends	R$ 2.04
Bonus / unfolding	Exempt
Transfer/implementation/cadastral change/movement by shareholder and/or holder of Unit	R$ 1.40
Subscription by shareholder and/or holder of Unit
Bulletin issued	R$ 2.00
Bulletin effective	R$ 2.00
Issue / cancellation of Units	R$ 1.49
Issue of notices/statements/reports by shareholder and/or holder of	R$ 2.61
Correspondence sent by shareholder and/or holder of Unit	Mail fee

Sao Paulo, July 29, 2020.

THE COMPANY S.A.

BR ADVISORY PARTNERS PARTICIPATIONS S.A.